Exhibit (7)(b)
EXHIBIT A

Fund	Series	Reapproval Date	Reapproval Day
BNY Mellon ETF Trust II	BNY Mellon Dynamic Value ETF	May 31, 2026	May 31st
	BNY Mellon Concentrated Growth ETF	May 31, 2026	May 31st
	BNY Mellon Enhanced Dividend and Income ETF	May 31, 2026	May 31st
	BNY Mellon Core Plus ETF	May 31, 2026	May 31st
	BNY Mellon Active Core Bond ETF	May 31, 2026	May 31st\
	BNY Mellon Municipal Short Duration ETF	May 31, 2026	May 31st
	BNY Mellon Municipal Intermediate ETF	May 31, 2026	May 31st
	BNY Mellon Municipal Opportunities ETF	May 31, 2026	May 31st
	BNY Mellon Emerging Markets Debt ETF	May 31, 2027	May 31st
	BNY Mellon Global Fixed Income ETF	May 31, 2027	May 31st
	BNY Mellon Multi-Sector Income ETF	May 31, 2027	May 31st
	BNY Mellon Small Cap ETF	May 31, 2027	May 31st
	BNY Mellon Active International Equity ETF	May 31, 2027	May 31st
	BNY Mellon Power Infrastructure ETF	May 31, 2027	May 31st

As of October 2, 2024
As of May 20, 2025
As of August 12, 2025
As of May 19, 2026
As of July 28, 2026